Exhibit 99(c)(7)

REQUESTED BY HONG KONG SECURITIES AND FUTURES COMMISSION
THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THE PRESENTATION WAS EXTRACTED FROM PUBLICLY AVAILABLE INFORMATION AND WAS NOT INTENDED TO BE USED IN THE COMPOSITE DOCUMENT IN RELATION TO THE H SHARE OFFER AND WAS THEREFORE NOT PREPARED WITH A VIEW TO ENSURING COMPLIANCE WITH RULE 10 OF THE TAKEOVERS CODE.

Confidential
Project Chunhui
DATA BOOK
October 26, 2005

PROJECT CHUNHUI / OCTOBER 2005
Table of Contents

1 PEER GROUP COMPARABLES AND RESEARCH VIEWS

2 MARKET DATA REVIEW

3 Q&Z ANALYSIS

PROJECT CHUNHUI / OCTOBER 2005
1 PEER GROUP COMPARABLES AND RESEARCH VIEWS

PROJECT CHUNHUI / OCTOBER 2005
Traded Refining and Petrochemical Companies
     Information of traded petrochemical companies (as of Oct 25, 2005)

Valuation Multiples	Share	Market	Price / EPS		Firm	Firm Value / EBITDA
(Dollar in Millions, Except Stock Price)	Price	Cap(a)	2005E	2006E	Value (b)	2005E	2006E
		(in US$MM)			(in US$MM)

Y (A Share)	RMB 5.06	$1,932	81.6x	28.9x	$2,424	13.0x	10.2x
Chinese Cos — A shares
Sinopec Shanghai Petrochemical Co Ltd	RMB 3.43	2,801	7.6x	8.4x	3,537	4.7x	5.3x
China Petroleum and Chemical (Sinopec)	3.82	39,940	8.6	7.9	62,692	5.0	4.6
		Mean	8.1x	8.2x		4.8x	5.0x
Y (H Share)	HK$2.48	$1,932	41.6x	14.8x	$2,445	13.2x	10.3x
Chinese Cos — H shares
Sinopec Shanghai Petrochemical Co Ltd	HK$2.45	2,801	5.7x	6.2x	3,569	4.7x	5.3x
Sinopec Zhenhai Refining & Chemical Co	8.55	2,782	9.2	7.6	2,609	4.4	3.9
PetroChina	5.80	133,883	6.9	6.9	142,112	4.1	4.0
China Petroleum and Chemical (Sinopec)	3.20	39,940	6.9	6.4	63,674	4.7	4.3
		Mean	7.2x	6.8x		4.5x	4.4x
		Median	6.9	6.6		4.5	4.2
Other Asian Cos
Formosa Chemicals & Fibre Corp	TW$50.00	$7,948	6.4x	6.9x	$9,543	9.5x	9.7x
Formosa Petrochemicals Corp	TW$61.70	16,384	8.7	9.1	20,864	9.2	9.0
National Petrochemical PCL	THB 127.00	964	9.4	9.2	1,006	6.3	6.3
PTT Public Co Ltd	THB 216.00	14,788	7.9	7.3	19,389	7.0	6.5
S Oil Corporation	KRW 78,700	8,420	7.6	7.9	9,554	8.0	8.9
Showa Shell Sekiyu KK	JPY 1,356.00	4,428	10.2	NA	5,262	6.1	7.3
Singapore Petroleum Company	SGD 4.82	1,431	6.4	6.1	1,751	7.4	5.5
TonenGeneral Sekiyu KK	JPY 1,238.00	6,356	27.1	NA	6,954	10.5	10.5
		Mean	10.5x	7.8x		8.0x	8.0x
		Median	8.3	7.6		7.7	8.1

Source: Estimates based on IBES.

(a)	Market cap for all classes of shares, which is sum of H-shares’ share price multipled by number of H-shares outstanding and A-shares’ share price multipled by number of legal person shares and A-shares outstanding. Firm value based on net debt as of Dec 31, 2004 from Company’s annual report

(b)	Firm Value equals market equity value plus straight debt, minority interest, less investments in unconsolidated affiliates and cash.

(c)	Share price updated as of October 25, 2005.
„ We have used Bloomberg estimates for 2005E and 2006E EPS and EBITDA
The average China H-share P/E is approximately 7x, compared with Y’s P/E of 41.6x (2005E) and 14.8x (2006E).

PROJECT CHUNHUI / OCTOBER 2005
Impact of Share Price on Trading Multiples
„ The table below illustrates the impact of Y’s H-share price on the implied trading multiples
Implied Trading Multiples for Y at a Variety of H-Shares Prices

Valuation Multiples	Share	Market	Price / EPS		Firm	Firm Value / EBITDA
(Dollar in Millions, Except Stock Price)	Price	Cap	2005E	2006E	Value	2005E	2006E
		(in US$MM)			(in US$MM)

Y (H Share)	HK$2.48	$1,932	41.6x	14.8x	$2,445	13.2x	10.3x

Implied Multiples	HK$1.50	$1,171	25.2x	8.9x	$1,684	9.1x	7.1x
	HK$1.75	$1,366	29.4x	10.4x	$1,879	10.1x	7.9x
	HK$2.00	$1,561	33.7x	11.9x	$2,074	11.2x	8.7x
	HK$2.25	$1,756	37.9x	13.4x	$2,270	12.2x	9.5x
	HK$2.50	$1,951	42.1x	14.9x	$2,465	13.3x	10.4x
	HK$2.75	$2,146	46.3x	16.4x	$2,660	14.3x	11.2x
	HK$3.00	$2,342	50.5x	17.9x	$2,855	15.4x	12.0x

Source: Estimates based on IBES.

(a)	Market cap for all classes of shares, which is sum of H-shares’ share price multipled by number of H-shares outstanding and A-shares’ share price multipled by number of legal person shares and A-shares outstanding. Firm value based on net debt as of Dec 31, 2004 from Company’s annual report

(b)	Firm Value equals market equity value plus straight debt, minority interest, less investments in unconsolidated affiliates and cash.

(c)	Share price updated as of October 25, 2005.
The implied valuation multiples for HK$1.50 / share to HK$3.00 / share range from 25.2x to 50.5x (P/E 2005E), 8.9x to 17.9x (P/E 2006E) and 9.1x — 15.4x (FV / EBITDA 2005E).
The 8.9x P/E 2006E (HK$1.5/share) is inline with the peer group multiples.

PROJECT CHUNHUI / OCTOBER 2005
Research Views on Company Y
      Research Summary (Last 6 months)

Research Firm	Rating	Target Price	Report Date
Deutsche Bank	Sell	HK$1.50	July 11, 2005
JP Morgan	Not Covered	N. A.	July 13, 2005
DBS Vickers Securities	Not Rated	N. A.	August 15, 2005
Auerbach Grayson	Sell	N. A.	August 15, 2005
Research Commentary
„	“We have cut FY05F earnings by 52% to factor in the 2Q05 weakness in olefin and refining margins and Deutsche Bank’s upward revision in Brent oil estimate to US$56.5/bbl for 2H05F. We regard privatisation by the parent, the prospect of which has been discussed at length in local media, as possible, but a technical difficulty may prevent it from happening soon, in our opinion... Given the high level of connected transactions between Y and X, we believe there are grounds for privatisation. However, the pricing difference (35%) between A and H shares presents a technical difficulty.” (Deutsche Bank, Jul 11)

„	“Y has been suffering due to weak refining margins since 4Q04. The sharp drop in its 1Q05 earnings was mainly driven by poor performance in the refining business... The company cannot distribute dividend unless it offsets the accumulated loss of Rmb700 million.” (JP Morgan, Jul 13)

„	“We expect the company’s profit level in 2H05 will depend on the improvement of the oil refining business. Based on the current situation, we won’t give an optimistic valuation. We believe the company’s oil refining business was still either in a loss or at the break-even point in July and August...” (Auerbach Grayson, Aug 15)

„	“Dimmer outlook in 2H. We are more cautious about Y’s earnings outlook in the second half in view of the rising crude price in market. Unless China removes the price regulation of petroleum products in the short-term, we expect Y’s refineries to face higher losses in 2H, as the market crude price has advanced 12% since the end of 1H2005...” (DBS Vickers, Aug 15)
There is limited research coverage on Company Y.
Most research analysts have revised down their forecasts for Y on the back of worse than expected 1H05 results and concerns over the PRC’s below market refining margins.

PROJECT CHUNHUI / OCTOBER 2005
2	MARKET DATA REVIEW

PROJECT CHUNHUI / OCTOBER 2005
Overview of Y’s H-Share Price Performance
„	The chart below illustrates the share price performance of Y’s H-Share over the last 2 years

„	This analysis includes ADR shares
3.5 350.00 3.0 300.00 250.00 2.5 200.00 2.0 150.00 Shares)
1.5
100.00
H-Share (HK$/share) 1.0 50.00 Trading Volume (Mn
0.5 -Oct-03 Jan-04 Apr-04 Jul-04 Oct-04 Jan-05 Apr-05 Jul-05
Volume (Millions of shares) Price (HK$/Share) 6 Month Average 12 Month Average
Note: As of October 25, 2005 (Source: Bloomberg)
Y’s average 6 month share price is HK$1.98 / share as illustrated on the share price chart.
Y’s average 12 month H-share price is HK$2.24 / share.
Y’s H-share price is currently trading at a 25% and 11% premium to its 6 month and 12 month averages, respectively.

PROJECT CHUNHUI / OCTOBER 2005
H-Share Turnover Information
200 186.5 176.2 180 161.9 160 140 120 100 85.7 81.7 74.1 78.2 80 60 40.6 44.0 40 20.7 20 8.3 6.8 Trading Volume (mm shares) - - 2.15 2.15 — 2.20 — 2.25 — 2.30 — 2.35 — 2.40 — 2.45 — 2.50 — 2.55 — 2.60 — 2.65 — 2.70 -2.19 2.24 2.29 2.34 2.39 2.44 2.49 2.54 2.59 2.64 2.69 2.75 Price (HKD)
100% 90% 80% 70% 60% 50% 40% 30% Cumulative Volume (%) 20% 10% 0% 2.15 2.20 2.25 2.30 2.35 2.40 2.45 2.50 2.55 2.60 2.65 2.70 2.75 Price (HKD)

Price	Last 10 Days		Last 20 Days		Last 30 Days		Last 36 Days

	Trading		Trading		Trading		Trading	% of Total
	Volume	% of Total	Volume	% of Total	Volume	% of Total	Volume	H- Shares
	(MM)	H- Shares	(MM)	H- Shares	(MM)	H- Shares	(MM)

< 2.15	—	—	—	—	—	—	—	—
2.15 - 2.19	8.3	0.9%	8.3	0.9%	8.3	0.9%	8.3	0.9%
2.20 - 2.24	14.6	1.5%	14.6	1.5%	20.7	2.1%	20.7	2.1%
2.25 - 2.29	29.9	3.1%	31.7	3.3%	74.1	7.7%	74.1	7.7%
2.30 - 2.34	13.3	1.4%	27.5	2.8%	40.6	4.2%	40.6	4.2%
2.35 - 2.39	30.4	3.2%	46.0	4.8%	78.2	8.1%	78.2	8.1%
2.40 - 2.44	61.8	6.4%	68.0	7.0%	149.4	15.5%	161.9	16.8%
2.45 - 2.49	5.4	0.6%	5.4	0.6%	77.1	8.0%	85.7	8.9%
2.50 - 2.54	—	—	—	—	92.0	9.5%	186.5	19.3%
2.55 - 2.59	—	—	—	—	25.6	2.7%	44.0	4.6%
2.60 - 2.64	—	—	—	—	68.7	7.1%	81.7	8.5%
2.65 - 2.69	—	—	—	—	140.7	14.6%	176.2	18.3%
2.70 - 2.75	—	—	—	—	—	—	6.8	0.7%
> 2.75	—	—	—	—	—	—	—	—
Note: The days shown above are active trading days. Shares equivalent to the total number of H shares were traded in the last 36 days. Information as of October 21, 2005.
67.67% of Y’s H shares have traded below HK$2.55 in the last 36 days.
Close to 100% of Y’s H shares have traded at or below HK$2.70 in the last 36 days.
We have used HK$2.70/share as an example price only to show some trading analyses.
During the last 36 days, 51.4% of Y’s H shares have changed hands at a price of HK$2.5/ share or above.

PROJECT CHUNHUI / OCTOBER 2005
H-Share Turnover Analysis
„	In the 8 day period between March 8th and 17th, 329 million shares traded hands at a value of greater than HK$2.70/share which represents 34% of the outstanding shares. One day after this time period, 30% of shares were traded on a single day at a price below HK$2.70/share
100% share 38% share turnover in
3.5 turnover for share 350.00 36 days price over 3.0 HK$2.8/share 306% share 300.00 turnover in last 7 months 250.00 2.5 83% share turnover for share 200.00 2.0 price over HK$2.7/share 150.00
1.5
100.00
H-Share (HK$/share) 1.0 50.00 0.5 — Trading Volume (Mn Shares)
Oct-03 Jan-04 Apr-04 Jul-04 Oct-04 Jan-05 Apr-05 Jul-05 Volume (Millions of shares) Price (HK$/Share) 6 Month Average HK$2.7/share HK$2.8/share
In the last 2 years, Y’s H-share price has traded over HK$2.70/share for 33 days and during these days 83% of the shares were turned-over.
Y’s H-share price traded over HK$2.80/share for 13 days, representing 38% of turnover

PROJECT CHUNHUI / OCTOBER 2005
Comparison of A-Share and H-Share Trading Patterns
„	Based on HKSE guidance, the A-Share offer price should be at a similar premium to the H-Share Offer price

„	Equivalent to 100% of H-Shares have traded at or below HK$2.70 per H share
•	This price level represents the top-end of the trading spectrum and close to 100% of H share volumes traded below this level during the last trading cycle of 36 days and is at a 36.5% premium to the average 6 month price

•	Applying similar 36.5% premium to average six month price of A shares, gives an A share of RMB 5.04 per share

•	At this price level, 99.6% of A share volumes traded below this value during the last trading cycle of 53 days
„	Price of HK$2.80 per H share, represents a 42% premium to average 6 month price; applying similar premium to average six month price of A share, gives an A share price of RMB 5.25 per share

„	The chart below illustrates the share price performance of Y’s A-Share since 2003
Y’s A Shares Price Performance (2003 — 2005 YTD)
7.5 35.00 6.5 30.00 5.5 25.00 4.5 20.00 3.5 15.00 Shares) 2.5 10.00
A-Share (RMB/share) 1.5 5.00 Trading Volume (Mn
0.5 -Jan- Apr- Jul- Oct- Jan- Apr- Jul- Oct- Jan- Apr- Jul- Oct-
03 03 03 03 04 04 04 04 05 05 05 05
Volume (Millions of shares) Price (RMB/Share) 6 Month Average 12 Month Average
Note: As of October 25, 2005 (Source: Bloomberg)
Y’s average 6 month share price is RMB3.70 / share as illustrated on the share price chart.
Y’s average 12 month share price is RMB4.62 / share.
Y’s A-share price is currently trading at a 37% and 9% premium to its 6 month and 12 month averages, respectively.

PROJECT CHUNHUI / OCTOBER 2005
A-Share Turnover Information
50.0 100% 45.2 45.0 90% 40.0 80% 35.0 32.9 70% 29.7 29.0 30.0 60% 25.0 22.3 50%
20.5
20.0 40% 15.0 13.1 30% 10.0 7.4
Cumulative Volume (%) Trading Volume (mm shares) 20% 5.0 10% 0.0
- 0% < 3.90 3.90 — 4.05 — 4.20 — 4.35 — 4.50 — 4.65 — 4.80 — 4.95 -
3.90 4.05 4.20 4.35 4.50 4.65 4.80 4.95 5.10 4.04 4.19 4.34 4.49 4.64 4.79 4.94 5.10
Price (RMB) Price (RMB)
Turnover Information

Price	Last 15 Days		Last 30 Days		Last 45 Days		Last 53 Days
	Trading		Trading		Trading		Trading
	Volume	% of Total	Volume	% of Total	Volume	% of Total	Volume	% of Total
	(MM)	A- Shares	(MM)	A- Shares	(MM)	A- Shares	(MM)	A- Shares

< 3.90	—	0.0%	—	0.0%	—	0.0%	0.0	0.0%
3.90 - 4.04	0.3	0.2%	0.3	0.2%	0.4	0.2%	13.1	6.5%
4.05 - 4.19	2.4	1.2%	2.5	1.2%	7.0	3.5%	20.5	10.2%
4.20 - 4.34	5.9	3.0%	9.8	4.9%	32.8	16.4%	32.9	16.5%
4.35 - 4.49	5.4	2.7%	14.2	7.1%	29.7	14.8%	29.7	14.8%
4.50 - 4.64	18.2	9.1%	29.1	14.6%	45.2	22.6%	45.2	22.6%
4.65 - 4.79	8.7	4.3%	12.9	6.5%	29.0	14.5%	29.0	14.5%
4.80 - 4.94	0.2	0.1%	3.5	1.7%	22.3	11.1%	22.3	11.1%
4.95 - 5.10	—	0.0%	1.2	0.6%	7.4	3.7%	7.4	3.7%
> 5.10	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Note: The days shown above are active trading days. Shares equivalent to the total number of A shares were traded in the last 53 days. Information as of October 21, 2005.
Close to 50% of Y’s A shares have traded below RMB4.50 in the last 53 days.
Over 80% of Y’s A shares have traded at or below RMB4.80 in the last 53 days.
During the last 53 days, 51.9% of Y’s A shares have changed hands at a price of RMB4.50 / share or above.

PROJECT CHUNHUI / OCTOBER 2005
A-Share Turnover Analysis
•	During 2005, Y’s A-shares have turned-over 4.8x and in the last 6 months, when Y’s share price has been below RMB 5.04 / share, the shares have turned close to 3x
7.0 114% share turnover 25.00 for price over 310% share turnover 6.0 RMB5.25/share in last 6 months 20.00
5.0 15.00
4.0 144% share turnover 10.00 for price over 100% share A-Share (RMB/share) 3.0 RMB5.04/share turnover in 53 5.00 days Trading Volume (Mn Shares)
2.0 -Jan-05 Apr-05 Jul-05 Oct-05
Volume (Millions of shares) Price (RMB/Share) 6 Month Average RMB 5.04/share RMB 5.25/share
During 2005, Y’s A-shares have turned-over 4.8x, with the majority of this trading volume focused on the last 6 months.

PROJECT CHUNHUI / OCTOBER 2005
3	Q&Z ANALYSIS

PROJECT CHUNHUI / OCTOBER 2005
Overview of Q
„	Headquartered in Jinzhou, Liaoning, Q produces and markets gasoline, diesel and organic chemical products

„	China Petroleum Gas Co. and China United Oil Co. are the major suppliers for Q, accounting for approximately 90% of the supply of crude oil

„	In 2004, Q processed approximately 6.1 million tons of crude

„	X holds 80.95% stake in Q with the remaining 19.05% free-float

• There are no institutions owning greater than 0.1%

„	Public news sources suggest that Shenglong Securities covers Q and recommends it as a sell
Market Cap: RMB 3,032 million 25 6.5 Firm Value: RMB 3,378 million
5.5 20 4.5 15 3.5 10 2.5 (Mn Shares)
5 A-Share (RMB/share) 1.5 Trading Volume
0.5 0 Oct- Jan- Apr- Jul- Oct- Jan- Apr- Jul-
03 04 04 04 04 05 05 05 Volume (Millions of shares) Price (RMB/Share) 6 Month Average 3 Month Average 12 Month Average

		9 Months Ended
(RMB mm)	2004	2005

Revenue	15,038.3	13,533.5
EBIT	357.9	(783.0)
Net Income	267.7	(800.1)

Total Assets	2,944.6	2,521.1
Cash Flow from Operations	(271.5)	160.1

Source: Sina Finance Website
Q is a refining and petrochemical company, 80.95% owned by X.
Its current market cap of Q is RMB 3 billion (US$0.4 billion).
Q’s current share price is RMB 3.85 / share and its 3, 6 and 12 month average share prices are RMB 3.37, 3.13 and 4.11 / share respectively.

PROJECT CHUNHUI / OCTOBER 2005
Q’s A-Share Turnover Analysis
„	During 2005, Q’s A-shares have turned-over 4.8x and in the last 6 months, when Q’s share price has been below both RMB 4.2 / share and RMB 4.4 / share, the shares have turned close to 3.7x
90.8% share turnover for a 100% share price over both RMB4.2 and turnover in 30 6.0 RMB4.4/share days 25 5.0 369% share turnover 20 in last 6 months 4.0 15
3.0 10
A-Share (RMB / share) 2.0 5 1.0 0 Trading Volume (Mn Shares)
Jan-05 Apr-05 Jul-05 Oct-05 Volume (Millions of shares) Price (RMB/Share) 6 Month Average RMB 4.2 / share RMB 4.4 / share
During 2005, Q’s A-shares have turned-over 4.8x.

PROJECT CHUNHUI / OCTOBER 2005
Overview of Z
„	Headquartered in Panjin, Liaoning Province, Z is principally engaged in exploration, development and sale of oil and natural gas

„	In 2004, Z produced approximately 0.9 million tons of crude oil, generating approximately 99.3% of total revenue

„	In 2004, the Company also produced approximately 18.6 million cubic meters of natural gas

„	PetroChina holds 81.82% stake in Z with remaining 18.18% free-float
•	There are no institutions owning greater than 0.1%
„	Public news sources suggest that Shenglong Securities covers Z and recommends it as a sell
11.5 30
Market Cap: RMB 8,052 million 10.5 Firm Value: RMB 6,194 million 25 9.5 20 8.5 15 7.5 10
A-Share (RMB/share) 6.5 5 5.5 0 Oct- Jan- Apr- Jul- Oct- Jan- Apr- Jul- Trading Volume (Mn Shares)
03 04 04 04 04 05 05 05 Volume (Millions of shares) Price (RMB/Share) 6 Month Average 3 Month Average 12 Month Average
Note: As of October 25, 2005 (Source: Bloomberg)

		6 Months Ended
(RMB mm)	2004	2005

Revenue	1,436.5	794.8
EBIT	943.0	529.4
Net Income	618.6	367.7

Total Assets	3,399.4	3,332.9
Cash Flow from Operations	830.9	521.3

Source: Company’s Interim Report
Z is a PRC focused E&P company that explores for and produces oil and natural gas.
Its current market cap of Z is RMB 8 billion (US$1 billion).
Z’s current share price is RMB 7.3 / share and its 3, 6 and 12 month average share prices are RMB 6.87, 6.58 and 6.89 / share respectively.

PROJECT CHUNHUI / OCTOBER 2005
Z’s A-Share Turnover Analysis
•	During 2005, Z’s A-shares have turned-over 2.6x and the shares have not exceeded either RMB 8.05 / share or RMB 8.42 / share
0% shares traded above
100% share RMB8.05 or RMB8.42 / share turnover in 52
8.5 days 20
171% share 8.0 turnover in last 6
15 months 7.5 7.0 10 6.5 5
A-Share (RMB / share) 6.0
5.5 0 Trading Volumen (Mn Shares)
Jan-05 Apr-05 Jul-05 Oct-05 Volume (Millions of shares) Price (RMB/Share) 6 Month Average RMB 8.1 / share RMB 8.4 / share
During 2005, Z’s A-shares have turned-over 2.6x.

PROJECT CHUNHUI / OCTOBER 2005
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